Exhibit 99.1

Avanex Corporation Announces Termination of President and CEO and Resignation of CFO

Announces Giovanni Barbarossa as Interim CEO and Paul Smith as

Non-Executive Chairman of the Board

Reconfirms Fiscal Fourth Quarter Revenue Guidance

FREMONT, Calif., Jul 07, 2008 — Avanex Corporation (NASDAQ:AVNX) today announced the termination of Dr. Jo Major from his position as President and Chief Executive Officer, due to the inability of Dr. Major and the Board of Directors to work together effectively. Dr. Major has also resigned from the Board of Directors. In addition, Avanex announced the resignation of Ms. Marla Sanchez from her position as Senior Vice President and Chief Financial Officer.

Avanex also announced the appointment of Dr. Giovanni Barbarossa as Interim Chief Executive Officer. Dr. Barbarossa has worked at Avanex since February 2000 and has served as Senior Vice President and Chief Technology Officer since May 2002. Previously he ran the Active Component Business Unit. Dr. Barbarossa joined Avanex prior to its initial public offering and has been a member of the executive team for over six years. Through his tenure at Avanex, which is the longest of any other officer at the Company, Dr. Barbarossa has established long-standing relationships with customers and employees.

The Board has begun a CEO and CFO search, and a subcommittee of the Board has been established to review potential candidates. Mr. Paul Smith, a current member of the Board, has also been appointed as Non-Executive Chairman of the Board.

“I would like to thank Jo, on behalf of our Board of Directors, for his contributions in taking the Company through a difficult transition period over the last several years. We look forward to continuing the solid execution of the Company’s strategy,” said Mr. Smith.

The departure of Dr. Major and Ms. Sanchez is not related to the Company’s operational performance or financial condition. The Company is reconfirming its fiscal fourth quarter revenue guidance of between $50.0 million and $53.0 million. In addition, the Company anticipates positive cash flow for its fiscal fourth quarter.

Mr. Smith has served on Avanex’s Board since November 2007. He is currently President and CEO of PacketMotion, Inc., a network security company. Prior to joining PacketMotion, Mr. Smith was Chairman and CEO of Tasman Networks, Inc., which was acquired by Nortel Networks Corporation. Prior to Tasman, Mr. Smith was Vice President and General Manager of the Telecom Division of New Focus, Inc., which was subsequently acquired by Bookham, Inc., and Senior Vice President of Marketing and Sales for Asante Technologies, Inc.

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements regarding expected fourth quarter of fiscal 2008 outlook and future operating results and regarding execution of our strategy. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the Company’s ability to close business as expected this quarter in general and as a result of the events described in this press release, adjustments made in connection with closing the quarter and releasing financial statements, general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the Company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems related to realizing the benefits of the divestiture in France, the Company’s ability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, the outcome of arbitration and litigation, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the Company’s SEC filings including the Company’s Annual Report on Form 10-K filed with the SEC on Sept. 7, 2007, Quarterly Report on Form 10-Q filed with the SEC on May 2, 2008 and subsequent filings with the SEC.

SOURCE: Avanex Corporation

Avanex Corporation

Brooke Deterline, 510-897-4188 (Investor Relations)

IR@Avanex.com